Exhibit 10.3

FORM OF

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”), dated as of ____________ ___, 2011, is made by and between KULICKE AND SOFFA INDUSTRIES, INC., a Pennsylvania corporation (the “Company”), and _______________ (the “Executive”).

BACKGROUND

The Executive is an executive officer of the Company; and the board of directors of the Company (the “Board”) has determined that a Change of Control (as defined below) or the prospect of a Change of Control may result in the distraction or departure of key management personnel to the detriment of the Company.  For this reason, the Board has determined that it is in the best interest of the Company to reinforce and encourage the continued attention and dedication of certain key members of management to the interests of the Company in the face of a possible Change of Control by providing them with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Definitions.  When used in this Agreement, the following terms shall have the specific meanings shown in this Section unless the context of any provision of this Agreement clearly requires otherwise:

(a)           “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)           “Beneficial Owner” of any securities shall mean:

(i)           a Person or any of such Person’s Affiliates or Associates that, directly or indirectly, has the right to acquire such securities (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

(ii)           a Person or any of such Person’s Affiliates or Associates that, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including, without limitation, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D or 13G under the Exchange Act (or any comparable successor report); or

(iii)           a Person or any of such Person’s Affiliates or Associates that has any agreement, arrangement or understanding (whether or not in writing) with any other Person for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company, in which case such Person shall be the Beneficial Owner of all securities that are Beneficially Owned, directly or indirectly, by such other Person (or any Affiliate or Associate thereof) within the meaning of subsection (i) or (ii) above;

provided, however, that nothing in this subsection (b) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until expiration of forty (40) days after the date of such acquisition.

(c)           A “Change of Control” shall be deemed to have taken place if:

(i)           any Person (except for the Executive or the Executive’s family, the Company, any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of fifty percent (50%) or more of the shares of the Company then outstanding and entitled to vote generally in the election of directors;

(ii)           any Person (except for the Executive or the Executive’s family), together with all Affiliates and Associates of such Person, purchases all or substantially all of the assets of the Company;

(iii)          during any twenty-four (24) month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of at least seventy-five percent (75%) of the directors who were not directors at the beginning of such period was approved by a vote of at least a majority of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or

(iv)          the Company consummates a merger, consolidation or share exchange (a “Corporate Event”), as a result of which the shareholders of the Company immediately before such Corporate Event shall not hold, directly or indirectly, immediately after such Corporate Event at least a majority of the combined voting power of the voting securities entitled to vote generally in the election of directors of the surviving or resulting corporation, in case of a merger or consolidation, or of the acquiring corporation, in case of the share exchange.

(d)           “Person” shall mean any individual, firm, corporation, partnership or other entity.

(e)           “Subsidiary” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(f)           “Termination Date” shall mean the date specified in the Notice of Termination described in Section 2 hereof as the date of the Executive’s Termination of Employment.

(g)           “Termination of Employment” shall mean the termination of the Executive’s actual employment relationship with the Company, which, if the Executive is subject to U.S. income tax, constitutes a separation from service as defined under Treas. Reg. §1.409A-1(h).

(h)           “Qualifying Termination” shall mean a Termination of Employment for reasons other than death or disability within 18 months after a Change of Control that is either:

(i)           initiated by the Company for any reason other than (A) intentional dishonesty, (B) physical or mental incapacity or (C) willful refusal to perform the duties of Executive’s office persisting for at least 30 days after written notice thereof specifying the respects in which such duties are not being performed; or

(ii)           initiated by the Executive upon or within six (6) months after one or more of the following which occurs without the consent of the Executive:

(A)          any failure of the Company to comply with and satisfy any of the material terms or conditions of this Agreement;

(B)           any substantial diminution in the position or authority of the Executive which is inconsistent with the Executive’s then current position or authority;

(C)           reduction of the Executive’s base salary (other than a percentage reduction applicable to all other Executives) or exclusion of the Executive from compensation or benefit plans made available to other executives in Executive’s salary grade;

(D)           any requirement by the Company that the Executive relocate Executive’s primary office or location to any office or location more than 30 miles away from the Executive’s then current primary office or location, except for relocations in connection with termination of expatriate assignments; or

(E)           the failure by any successor to the Company to expressly adopt this Agreement as provided in Section 12.

2.           Notice of Termination.  A party initiating a Qualifying Termination shall deliver a Notice of Termination to the other party in accordance with Section 14 hereof.  For purposes of this Agreement, a “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Agreement relied upon, (b) briefly summarizes the facts and circumstances that provide a basis for a Qualifying Termination under the provision so indicated, and (c) specifies the Termination Date (which date shall not be more than fifteen days after the giving of such notice).

3.           Benefits Upon Change of Control and Qualifying Termination.  In the event of a Qualifying Termination:

(a)           Subject to the conditions set forth in this Section 3, the Company shall pay to the Executive an amount in cash equal to ___ (___) times the sum of (i) the Executive’s annual base salary and (ii) an amount equal to the Executive’s target percentage as of the Termination Date under the Officer Incentive Compensation Plan times the Executive’s annual base salary.  Annual base salary shall be the annual base salary in effect for the Company’s fiscal year in which the Termination Date occurs.  Such amount shall be paid in the form of salary continuation in equal installments over ____ months payable on such Executive’s regularly scheduled pay dates beginning within 60 days following such Termination Date.  In no event shall the Executive be permitted to determine the calendar year in which such payments begin.  If, however, the Company provides a release, substantially in the form attached as Exhibit A, no later than the 10th business day following the Executive’s Termination Date, the Executive shall be entitled to only one-fourth of such amount payable over six months unless the Executive executes such release within 21 days or 45 days, as provided therein, of the later of the date he receives the release or his Termination Date and does not revoke it within the required seven-day revocation period.  Notwithstanding the foregoing regarding the time of payment, if on the Executive’s Termination Date, stock of Kulicke & Soffa (or any other entity considered a single employer with Kulicke & Soffa under Treas. Reg. §1.409A-1(g) or any successor thereto) is publicly traded on an established securities market or otherwise and the Executive is subject to U.S. income tax, severance payments otherwise payable during the period beginning on the Termination Date and ending on the six-month anniversary of the Termination Date shall be paid in a lump-sum on the first business day after such six-month anniversary.  Remaining severance payments shall be paid on such Executive’s regularly scheduled pay dates beginning with the first regularly scheduled pay date occurring after the six-month anniversary of the Termination Date.

(b)           Notwithstanding the foregoing, if the foregoing payment alone or together with any other payments and/or benefits to be made to, or for the benefit of, the Executive, whether pursuant to this Agreement or otherwise, would subject Executive to excise tax under Section 4999 of the Code by virtue being deemed an excess parachute payment, such payments and/or benefits (jointly, “Parachute Payments”) shall be reduced so that the aggregate payments are ten dollars less than three times the Executive’s base amount, as defined in Section 280G of the Code, if such reduction would result in the Executive retaining on an after-tax basis, an amount greater than the Executive would retain after payment of all taxes, including the parachute excise tax, if such payments were not reduced.  Any reduction in Parachute Payments caused by reason of this subsection (b) shall be applied in the manner least economically detrimental to the Executive.  In the event reduction of two or more types of payments would be economically equivalent, the reduction shall be applied pro-rata to such types of payments.

(c)           The Executive and the Executive’s spouse and dependent children shall be eligible for medical, prescription drug, dental and vision insurance coverage at the same rate of premium payment as in effect before the Qualifying Termination for the number of months for which severance is payable under Section 3(a).  The continued coverage provided to Executive under this subsection, including cost-sharing, shall be substantially identical to the coverage provided during such period by the Company for its employees generally, as if Executive had continued in employment during such period and shall meet the requirements for COBRA health care continuation coverage.  The COBRA health care continuation coverage period under section 4980B of the Code shall begin to run after the continued health coverage period provided under this Section 3(c).  Notwithstanding the foregoing, if as a result of any nondiscrimination requirements applicable to health plans the Company would be subject to an excise tax or the Executive would be subject to federal income tax on benefits received, the Company and the  Executive agree to amend this provision to the extent necessary to avoid such excise tax or income tax respectively, provided the terms of such amendment comply with, and do not result in any adverse tax consequences under, section 409A of the Code and regulations and other guidance issued thereunder.  If permitted by the insurer of the Company-provided term life insurance, participation may continue for six months following the Termination Date.

(d)           The Executive shall be entitled to equity compensation with respect to any outstanding equity awards as provided under the terms of each applicable grant agreement and of the plan with respect thereto governing such equity awards.

4.           Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which the Executive may qualify; provided, however, that with respect to a Qualifying Termination, the Executive hereby waives the Executive’s right to receive any payments under any severance pay plan or similar program applicable to other employees of the Company, and agrees to accept the payment provided in Section 3 hereof in lieu of any other severance pay plan or similar program.  Subject to the foregoing, the payments due hereunder shall be in addition to and not in lieu of any payments or other benefits due to the Executive under any other plan, policy or program of the Company.

5.           No Set-Off.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Company may have against the Executive or others.

6.           Death.  If the Executive dies after a Change of Control and Qualifying Termination occurs, (a) any payments due to the Executive under this Agreement and not paid before the Executive’s death shall continue to be made to the person or persons designated by the Executive in writing (or Executive’s personal representative in the absence of such a designation), and (b) the Executive’s spouse and dependents then covered under the benefit plans referred to in Section 3(c) shall be eligible for continued coverage in accordance with Section 3(c).

7.           Indemnification.  Until the sixth anniversary of a Change of Control and for so long thereafter as any bona fide claim based on the Executive’s actions or failures to act in his capacity as a service provider of the Company which was asserted on or before such date shall not have been fully adjudicated (the “Indemnification Period”), the Company shall provide to the Executive such rights to indemnification, including payment of expenses incurred with respect to such claim, as are set forth in the Company’s articles of incorporation and bylaws on the date hereof (or, if more favorable to the Executive, as set forth in the Company’s articles of incorporation and bylaws immediately before the Change of Control).  In addition, the Company shall maintain director’s and officer’s liability insurance (from an insurance company rated not less than A by A.M. Best Company) and, if Executive served or has served as a fiduciary of any pension or benefit plan, ERISA fiduciary insurance, on behalf of Executive, at the level in effect immediately before the Change of Control, for the Indemnification Period.

8.           Code Section 409A.  This Agreement is intended to comply with Code section 409A with respect to compensation subject to Code section 409A and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Code section 409A.  If any in-kind benefit or expense eligible for reimbursement under this Agreement is subject to Code section 409A, (i) the benefits provided or the amount of expenses eligible for reimbursement during any calendar year shall not affect the benefits provided or expenses eligible for reimbursement in any other calendar year, except as otherwise provided in Treas. Reg. §1.409A-3(i)(1)(iv)(B), and (ii) any reimbursement shall be made no later than the December 31 following the calendar year in which the expense was incurred.

9.           Confidential Information and Non-Solicitation.

(a)           For purposes of this Agreement, the Executive acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company or any of its Subsidiaries owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public.  The Executive further acknowledges that the Executive’s relationship with the Company is one of confidence and trust such that the Executive has in the past been, and may in the future be, privy to Confidential Information and Trade Secrets of the Company or any of its Subsidiaries.

(b)           The Executive covenants and agrees that during the term of the Executive’s employment by the Company and at all times thereafter the Executive shall keep all Confidential Information and Trade Secrets strictly confidential and that the Executive shall safeguard the Confidential Information and Trade Secrets from exposure to, or appropriation by unauthorized Persons, and that the Executive shall not, without the prior written consent of the Company, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, such Confidential Information and Trade Secrets.

(c)           The Executive acknowledges and agrees that the Company’s business is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 9 are reasonable and necessary to protect the Company’s legitimate business interests.

(d)           The parties to this Agreement acknowledge and agree that any breach by the Executive of any of the covenants or agreements contained in this Section 9 will result in irreparable injury to the Company for which money damages could not adequately compensate the Company and therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining the Executive and any other Person involved therein from continuing such breach.  The existence of any claim or cause of action which the Executive may have against the Company or any other Person (other than a claim for the Company’s breach of this Agreement for failure to make payments hereunder) shall not constitute a defense or bar to the enforcement of such covenants.

(e)           If any portion of the covenants or agreements contained in this Section 9, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible.  If any covenant or agreement in this Section 9 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

10.           Taxes.  Any payment required under this Agreement shall be subject to all requirements of law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

11.           Term of Agreement.  The term of this Agreement shall be three (3) years from the date hereof and shall be automatically renewed for successive one-year periods unless the Company notifies the Executive in writing that this Agreement will not be renewed at least sixty (60) days prior to the end of the current term; provided, however, that (a) from and after a Change of Control during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired, and (b) this Agreement shall terminate if, before the Change of Control, the employment of the Executive with the Company or any of its Subsidiaries, as the case may be, shall terminate for any reason, or if the Executive shall cease to be an executive officer of the Company.

12.           Successor Company.  The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any successor or successors to its business or assets, jointly and severally.

13.           Disputes.  All disputes and contested claims arising out of, or in connection with, this Agreement shall be decided by arbitration in Philadelphia, Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect.  The decision or decisions reached in such arbitration shall be final and binding upon the parties, and judgment thereon may be entered in any court of competent jurisdiction.  The Company shall pay the expenses of arbitration other than the fees and expenses of the Executive’s counsel and expert witnesses; provided, however, that the Company shall pay the Executive the reasonable fees and expenses of counsel incurred in enforcing any of the obligations of the Company under this Agreement if the Executive is awarded any sum in such arbitration, but in no event may such payment be made later than March 15 of the calendar year following the calendar year in which such arbitration award was issued.

14.           Notice.  All notices and other communications required or permitted hereunder or necessary or convenient herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

Kulicke and Soffa Pte Ltd
No 6 Serangoon North Avenue 5
#03-16 Singapore 554910
Attention:  Lester Wong, General Counsel and Senior Vice President, Legal Affairs

With a copy to:

Drinker Biddle & Reath LLP
One Logan Square
Suite 2000
Philadelphia, PA  19103-6996
Attention:  F. Douglas Raymond III, Esq.

If to the Executive, to:

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 14; provided, however, that if no such notice is given by the Company following a Change of Control, notice at the last address of the Company or to any successor pursuant to Section 12 hereof shall be deemed sufficient for the purposes hereof.  Any such notice shall be deemed delivered and effective when received in the case of personal delivery; five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail; or on the next business day in the case of an overnight express courier service.

15.           Governing Law.  This Agreement shall be governed by and construed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions thereof.

16.           Contents of Agreements, Amendment and Assignment.

(a)           This Agreement supersedes all prior agreements, and sets forth the entire understanding between the parties hereto, with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and approved by the Board and executed on the Company’s behalf by a duly authorized officer.

(b)           Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company.

(c)           All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder shall not be assignable in whole or in part by the Executive or the Company, except to the extent provided in Section 12 hereof.

17.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provision or application.

18.           No Mitigation.  The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.  Except as provided in Section 3, the amount of any payment or benefit provided for herein shall not be reduced by any compensation earned by other employment or otherwise.

19.           Previous Agreements.  By entering into this Agreement, the parties agree that any previous agreements or understandings regarding the Executive in connection with a change of control are hereby terminated.

20.           Miscellaneous.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

KULICKE AND SOFFA INDUSTRIES, INC.

By:
Name:
Title:

Executive

EXHIBIT A
FORM OF RELEASE

           1.            Release.  In further consideration of the compensation and benefits provided pursuant to the Change of Control Agreement between Kulicke and Soffa Industries, Inc. (the “Company”) and _________________ (the “Executive”) and intending to be legally bound, Executive hereby irrevocably and unconditionally releases and forever discharges the Company and any and all of its parents, subsidiaries, affiliates, related entities, joint venturers and each of its and their predecessors, successors, insurers, owners, stockholders, directors, officers, employees, attorneys, and other agents (“Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing this Release, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon his signing this Release and any and all claims arising under any oral or written Company program, policy or practice, contract, agreement or understanding (except and only as set forth in the Change in Control Agreement), any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto, including without limitation the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act, and any other employee-protective law of any jurisdiction that may apply.  (All claims encompassed by this Paragraph are hereinafter referred to collectively as the “Claims”).

2.           Covenant Not To Sue.  Executive hereby represents and warrants that he has brought no complaint, claim, charge, action or proceeding against any of the Released Parties in any judicial, administrative or any other forum.  Executive covenants to the fullest extent permitted by law that he will not lodge any formal or informal complaint in court, with any federal, state or local agency or in any other forum, whether or not arising out of or related to his employment by or the performance of any services to or on behalf of the Company or the termination of that employment or those services.

3.           Knowing and Voluntary Agreement.  Executive acknowledges that he has carefully read and fully understands all of the provisions and effects of this Release; that the Company has advised him in writing, by this Paragraph, to consult with an attorney, and that he has consulted with an attorney of his choice, before signing this Release; that the Company has provided him with no less than [twenty-one] [forty-five] days to consider this Release before signing it; that the Company has provided him with no less than seven days within which to revoke this Release after signing it; that Executive is voluntarily entering into this Release free of coercion and duress; and that neither the Company nor any of its agents or attorneys has made any representations or promises concerning the terms or effects of this Release.

4.           Severability.  If any provision of this Release is determined to be invalid or unenforceable, the remainder of this Release other than such provision shall not be affected and will remain in full force and effect.

5.           Good Faith Settlement.  This Release constitutes the good faith settlement of all claims or potential claims Executive may have against the Released Parties, or any of them, and is not and shall not in any way be construed as an admission of any wrongful or discriminatory act against Executive or that the termination of Executive’s employment was in any way wrongful or unlawful.

6.           Effective Date.  This Release shall become effective and enforceable, unless sooner revoked pursuant to Paragraph 7, on the eighth day after Executive signs this Release.  Executive shall deliver this Release bearing his original signature to the Company at the following address:

[Name]
Kulicke and Soffa Industries, Inc.
1005 Virginia Drive
Fort Washington, PA   19034

7.           Revocation.  Executive may revoke this Release if, before 5:00 p.m. on the seventh day after Executive signs the Release, he delivers to the Company, at the address specified in Paragraph 6, written notice of his intent to revoke this Release.

IN WITNESS WHEREOF, intending to be legally bound, the undersigned has executed this Release this ____ day of ___________, 20___.

[Name of Executive]